December 31, 2009


Response to N-SAR Sub-Item 77H: Changes in Control of Registrant


(a) Acquisition of Control
Not Applicable


(b) Cessation of Control
Driehaus International Small Cap Growth Fund


Name of Shareholder
Charles Schwab & Co. Inc.

Date(s)
08/17/2009

Description of Transaction
Share Redemption

Percentage of Securities
Owned (as of December 31, 2009)
21.28%